UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 28, 2005
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On October 28, 2005, the Registrant signed a definitive agreement for the sale of the assets and operating liabilities of its Space & Technology/Montreal division (“S&T/Montreal”) to MacDonald, Dettwiler and Associates Ltd. (“MDA”) of Vancouver, B.C.
The terms of the transaction include the payment of cash at closing of $21.3 million. Potential additional payments would be received following closing upon determination of the extent to which accounts receivable, net of trade payables, exceed $1 million, and also in future years depending on the extent to which contractual in-orbit incentives are earned under the contract governing S&T/Montreal’s role as payload subcontractor to MDA on the Canadian Radarsat-2 satellite program. The transaction would also restructure the broader business relationships among the Registrant, S&T/Montreal and MDA, including the resolution of outstanding issues and potential claims arising from the Radarsat-2 program, and from S&T/Montreal’s role as a licensee of data generated by the Radarsat-2 satellite upon its completion and anticipated launch in 2006. The transaction would also eliminate an existing contractual requirement that the Registrant post approximately $3 million to secure in-orbit incentive performance of the Radarsat-2 payload, but the Registrant would remain liable for that amount in the event of specified in-orbit payload failures.
The Registrant’s expectation is that the net effect of the overall transaction, after taking into account discounts on future payables and receivables, would be that the sales proceeds, net of transaction expenses, would be approximately equal to the net carrying value of our S&T/Montreal assets held for sale, as adjusted for related foreign currency translation adjustments which would become recognizable upon completion of the sale. As a result, the Registrant does not expect a further impairment charge related to our S&T/Montreal net assets. However, contingent payables, and contingent receivables in the form of the in-orbit incentives referred to above, each in the approximate amount of $2 million, could also result in expenses or revenues, as the case may be, that would be reflected in the future in discontinued operations. In addition, the Registrant would remain liable for potential warranty obligations on the Radarsat-2 payload and on contracts on which performance has otherwise been completed, as well as for breaches of the various representations and warranties set out in the definitive agreement.
As a result of closing the transaction, the Registrant’s Canadian credit facilities are expected to be paid down by approximately $20 million. The amounts thereafter available for borrowing under those Canadian facilities would be reduced by $15 million, but the credit available under the Registrant’s U.S. credit facilities would automatically be increased by an equal, offsetting amount. The reduced outstanding balance under the overall credit arrangements would cause a reduction in the interest rate payable in the future on actual outstanding balances, and would also cause the Registrant to more readily meet the debt-coverage covenants in its credit agreements. The Registrant also expects the transaction to relieve the Registrant of credit agreement restrictions, related to the Radarsat-2 program, on the use of $5 million of its cash and credit availability.
The parties are seeking to complete the transaction in 2005, but closing is subject to the satisfaction of various conditions, including regulatory approval by Canadian competition authorities and consent by certain key customers. If the closing conditions are not met or waived by the end of January 2006, further delay in closing would require the agreement of each of the parties.

This Report on Form 8-K sets forth the Registrant’s expectations with respect to the financial effects of completing the transaction contemplated in the definitive agreement. These statements of expectations are forward-looking statements. They are based on the Registrant’s current estimates, and the actual financial effects could be different. Factors that could result in such differences include whether or not the conditions to closing are met and the transaction is completed, the timing of the closing, financial performance of S&T/Montreal prior to closing, and adjustments to current estimates that are determined to be appropriate in the process of formally recording the transaction in the Registrant’s financial records.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: November 3, 2005	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer